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                                                                    Exhibit 10.6



                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 6th day of July, 1998 by and between SOFTWORKS, Inc., a Delaware corporation (hereinafter the "Company") and CLAUDE
R. KINSEY, III, residing at 109 Swan Creek Road, Fort Washington, Maryland 20744 (hereinafter called the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Employee desire to enter into an Employment Agreement relating to the Company's employment of the Employee; and

                  WHEREAS, this Agreement is intended to supersede and replace all prior agreements, understandings and arrangements between the Company and the Employee, including any and all royalty agreements, relating to such employment.

                  NOW, THEREFORE, it is agreed as follows:

                  1. Retention of Services. The Company hereby retains the services of Employee, and Employee agrees to furnish such services, upon the terms and conditions hereinafter set forth.

                  2. Term. Subject to earlier termination on the terms and conditions hereinafter provided, and further subject to certain provisions hereof which survive the term hereof, the term of this Agreement shall be comprised of a period of employment commencing on the date on which the Company completes an initial public offering (the "IPO") of its capital stock and terminating December 31, 2002. The term of this Agreement shall automatically be extended for additional one (1) year periods unless and until the Company or the Employee shall deliver written notice to the other party hereto no less than ninety (90) days prior to the end of any renewal term of its desire to terminate this Agreement.

                  3. Duties and Extent of Services During Period of Employment. During the term of employment, Employee shall be employed on a full-time basis as a Vice President and Chief Technology Officer of the Company. In such capacity, Employee agrees that he shall serve the Company under the direction of the President and Chief Executive Officer of the Company to the best of his ability, shall perform all duties incident to his offices on behalf of the Company and shall perform such other duties as may from time to time be assigned to him by the President and Chief Executive Officer of the Company. Employee shall also serve in similar capacities of such of the subsidiary corporations of the Company as may be selected by the Board of Directors and shall be entitled to such additional compensation therefor as may be determined by the Board of Directors of the Company. Notwithstanding the foregoing, it is understood and agreed that during the term hereof the duties of Employee during the period of active employment shall not be inconsistent with (i) his position and title as a Vice President and Chief Technology Officer or (ii) with those duties ordinarily performed by a Vice President and Chief Technology Officer, and that Employee shall

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 not be relocated outside of the metropolitan Washington, D C area in order to fulfill his obligations pursuant to the Agreement unless Employee is relocated due to the relocation of the Company.

                  4. Remuneration. During the period of employment, Employee shall be entitled to receive the following compensation for his services:

                           (a) The Company shall pay to Employee a salary at the
rate of $200,000 per annum, payable in equal bi-weekly installments, or in such other manner as shall be agreeable to the Company and Employee.

                           (b) In the event that the Company meets or exceeds
the quarterly targets established by the Board of Directors of the Company, the Company shall pay to Employee, as incentive compensation, at the rate of $150,000 per annum in 1998 and $200,000 per annum in each of 1999, 2000, 2001 and 2002. The Company shall pay one-eighth of such incentive compensation on a quarterly basis not later than thirty (30) days after the end of each fiscal quarter and shall pay one-half of such incentive compensation not later than ninety (90) days after the end of each fiscal year of the Company. The Company agrees to furnish to Employee a copy of such financial statements not later than thirty (30) days after the end of each fiscal quarter and ninety (90) days after the end of each fiscal year of the Company during the term hereof.


                  5. Employee Benefits; Expenses.

                           (a) During the period of employment, the Company will
provide at its expense, life insurance to Employee in the face amount of up to $1,000,000, with Employee having the right to name the beneficiary and disability insurance in an amount equal to two-thirds of Employee's base salary as established under paragraph 4(a) and shall pay the premium for a standard risk non-smoker. Employee shall pay any difference in the event that the policy is other than a standard risk non- smoker. Employee shall have the right to acquire the policy on termination of Employment provided Employee has sole responsibility upon such transfer for all future payments , thereunder.

                           (b) During the period of employment, Employee shall
be eligible to participate in the Company's stock option plans, stock purchase plans or other employee incentive plans (including without limitation its 1998 Stock Option Plan) to the extent determined in the sole discretion of the Board of Directors of the Company or a committee thereof.

                           (c) During the period of employment, Employee shall
be furnished with office space and facilities commensurate with his position and adequate for the performance of his duties; he shall be provided with the perquisites customarily associated with the position of the Chief Technology Officer of the Company; including, but not limited to, an automobile allowance equal to $1200 per month; and he shall be entitled to regular vacations during each year of four (4) weeks

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in the aggregate.

                           (d) It is contemplated that during the period of
employment, Employee may be required to incur out-of-pocket expenses in connection with the performance of his services hereunder, including expenses incurred for travel and business entertainment. Accordingly, the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of his duties hereunder upon submission of reasonable documentation therefore in accordance with the Company's policies.

                           (e) All benefits to Employee specifically provided
for herein shall be in addition to, and shall not diminish any rights which Employee may have or may acquire under any hospitalization, life insurance, pension, profit sharing or other present or future employee benefit plan or plans of the Company.

                  6. Disability. If Employee, during the period of employment, becomes unable for three consecutive months or more, or any 180 days in any twelve-month period, due to ill health or other physical or mental incapacity, to perform his services hereunder, the Company may thereafter, upon at least 45 days' written notice to Employee, place him on disability status. After such action by the Company, Employee shall only be entitled to the disability benefits under his insurance policy during the disability period.

                  7. Confidential Information.

                           (a) In the course of Employee's employment by the
Company, Employee will have access to and possession of valuable and important confidential or proprietary data or information of the Company and its operations. Employee will not during Employee's employment by the Company or at any time thereafter divulge or communicate to any person nor shall Employee direct any Company employee, representative or agent to divulge or communicate to any person or entity or use to the detriment of the Company or for the benefit of any other person or entity, any of such confidential or proprietary data or information or make or remove any copies thereof, whether or not marked or otherwise identified as "confidential" or "secret" (other than to a person or entity bound by confidentiality obligations similar to those contained herein and other than as necessary in performing Employee's duties hereunder). Employee shall take all reasonable precautions in handling the confidential or proprietary data or information within the Company to a strict need-to-know basis and shall comply with any and all formally established security systems and measures adopted from time to time by the Company to protect the confidentiality of confidential or proprietary data or information.

                           (b) The term "confidential or proprietary data or
information" as used in this Agreement shall mean information not generally available to the public, including, without limitation, all database information, personnel information, financial information, customer lists, supplier lists, trade secrets, patented or proprietary information, forms, information regarding

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operations, systems, services, know how, computer and any other processed or collated data, computer programs, pricing, marketing and advertising data.

                           (c) Employee will at all times promptly disclose to
the Company in such form and manner as the Company may reasonably require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trademarked, copyrighted or patented) conceived or developed or created by Employee during or in connection with Employee's employment hereunder and which relate to the business of the Company ("Intellectual Property"). Employee agrees that all such Intellectual Property shall be "work-for-hire" and shall be the sole property of the Company. To the extent any such Intellectual Property does not constitute a "work-for-hire" under U.S. law, Employee hereby assigns to Company all right, title and interest in such Intellectual Property. Employee further agrees that Employee will execute such instruments and perform such acts as may reasonably be requested by the Company to effectuate such assignment and otherwise to transfer to and perfect in the Company all rights in such Intellectual Property.

                           (d) All written materials, records and documents made
by Employee or coming into Employee's possession during Employee's employment by the Company concerning any products, processes or equipment manufactured, used, developed, investigated, purchased, sold or considered by the Company or otherwise concerning the business or affairs of the Company shall be the sole property of the Company, and upon termination of Employee's employment by the Company, or upon request of the Company during Employee's employment by the Company, Employee shall promptly deliver the same to the Company. In addition, upon termination of Employee's employment by the Company, Employee will deliver to the Company all other Company property in Employee's possession or under Employee's control, including, but not limited to, financial statements, marketing and sales data, customer and supplier lists, database information and other documents, and any Company credit cards.

                           (e) The provisions of this Section 7 shall survive
the termination of this Employment Agreement.

                  8. Non-Competition.

                           (a) During the term of this Agreement and for one
year thereafter (subject to clause (b) of this Section 8, the "Restricted Period"), the Employee shall not, without the written consent of the Company, directly or indirectly,

                           (i) become associated with, render services to,
invest in, represent, advise or otherwise participate in as an officer, employee, director, stockholder, partner, promoter, agent of, consultant for or otherwise, any systems management software business which is conducted in any of the jurisdictions in which the Company's business is conducted; provided, however, that nothing contained herein will prevent Employee from owning less than five percent (5%) of any class of equity or debt securities listed on a national securities exchange or traded in any established

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over-the-counter securities market, so long as such involvement with the issuer of any such securities is solely that of a passive investor;

                           (ii) for his own account or for the account of any
other person or entity (A) interfere with the Company's relationship with any of its suppliers, customers, representatives or agents or (B) transact any business, associated with systems management software or services, with any customer or supplier of the Company which transacts or has transacted business with the Company at any time during the term of this Agreement; or

                           (iii) employ or otherwise engage, or solicit, entice
or induce on behalf of himself or any other person or entity, the services, retention or employment of any person who has been an employee, sales representative, consultant to or agent of the Company within one year of the date of such offer or solicitation.

                           (b) In the event that the Employee terminates his
employment hereunder after a breach hereof by the Company, or if the Company terminates the Employee's employment hereunder other than for cause (as defined in Section 9(a) hereof), the covenant contained in Section 8(a) hereof shall extend for a period of one year beyond the termination of the Employee's employment only if the Company shall pay to the Employee on a monthly basis with respect to such period an amount equal to the annual compensation otherwise provided for hereunder with respect to the immediately preceding year during the term hereof. This Section 8(b) shall be of no effect, and the Employee shall be subject to the restrictive covenant contained in Section 8(a) hereof without the Company being obligated to make the payments referred to in the preceding sentence, if the Company terminates its employment of the Employee for cause (as defined in Section 9(a) hereof) or if the Employee terminates his employment hereunder in the absence of a breach hereof by the Company.

                           (c) The parties hereto intend that the covenants
contained in this Section 8 shall be deemed a series of separate covenants for each country, state, county and city. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this
Section 8 because, taken together, they cover too extensive a geographic area, the parties intend that those of such covenants (taken in order of the cities, counties, states and countries therein which are lease populous) which if eliminated would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.


                           (d) With respect to the covenants contained in
Sections 7 and 8 of this Agreement, Employee agrees that any remedy at law for any breach or threatened or attempted breach of such covenants may be inadequate and that the Company shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce its rights hereunder or any other relief a court might award without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of other security.

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                  9. Termination.

                           (a) The Company recognizes that, for the period
during which Employee has been employed and/or associated with the Company, the Company has been intimately familiar with the ability, competence and judgment of Employee, which are acknowledged to be of the highest caliber. Accordingly, the Company and Employee agree that Employee's services hereunder may be terminated for "cause" by the Company only (i) for an act of fraud or embezzlement adversely affecting the financial interest of the Company, (ii) in the event that the Company places Employee on disability status pursuant to
Section 6 hereof more than once during the term hereof, (iii) in the event of a conviction of the Employee for any felony that materially affects or negatively impacts the Company or his ability to perform his required services or, (iv) in the event of material breach by the Employee of the terms of this Agreement, following the receipt by the Employee of thirty (30) days notice of such breach and the Employee's failure to cure such breach within such grace period, (v) in the event of any willful breach by the Employee of this Agreement. This Agreement shall also terminate on the death of Employee.

                           (b) If the Company terminates Employee's employment
hereunder for any reason other than for "cause" as set forth in Section 9(a) hereof, Employee's compensation shall be paid to him as provided hereunder for the greater of the (i) remainder of the term of this Agreement or (ii) two years. If the Company terminates Employee's employment hereunder for "cause" as set forth in Section 9(a) hereof, Employee shall not be entitled to receive any further compensation hereunder which has not already been earned pursuant to the terms hereof. Employee and the Company acknowledge that the foregoing provisions of this paragraph 9(b) are reasonable and are based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations.

                  10. Consolidation or Merger. In the event of any consolidation or merger of the Company into or with any other corporation during the term of this Agreement, or the sale of all or substantially all of the assets of the Company to another corporation, person or entity during the term of this Agreement, such successor corporation shall assume this Agreement and become obligated to perform all of the terms and provisions hereof applicable to the Company, and Employee's obligations hereunder shall continue in favor of such successor corporation.

                  11. Notices. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company in writing and delivered or mailed by certified or registered mail to its offices at 5845 Richmond Highway, Suite 400, Alexandria, Virginia 22303, or such other address as the Company may hereafter designate, with a copy to David H. Lieberman, Esq., Blau, Kramer, Wactlar & Lieberman, P.C., 100 Jericho Quadrangle, Jericho, New York 11753. Any notice to be given to Employee hereunder shall be delivered or mailed by certified or registered mail to him at: 109 Swan Creek Road, Fort Washington, Maryland 20744 or such other address as he may hereafter designate.

                  12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and unless clearly inapplicable, all

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references herein to the Company shall be deemed to include any such successor.
In addition, this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs, executors, legal representatives and assigns; provided, however, that the obligations of Employee hereunder may not be delegated without the prior written approval of the Board of Directors of the Company.

                  13. Amendments. This Agreement may not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.

                  14. Prior Agreements Superseded. This Agreement supersedes any employment or consulting agreements, oral or written entered into between Employee and the Company prior to the date of this Agreement.

                  15. Change of Control.

                           (a) In the event there shall be a change in the
present control of the Company, as hereinafter defined, and the Employee's working conditions as contemplated hereby shall have been adversely affected as a result thereof, Employee shall have the option, exercisable within six (6) months of his becoming aware of such event, to terminate this Agreement forthwith. Upon such termination, Employee shall have the right to immediately receive as a lump sum payment an amount equal to three times the total compensation paid to Employee during the immediately preceding fiscal year of the Company, less $1.00.

                         (b) For purposes of this Agreement, a change in the
present control of the Company shall mean:

                           (i) if any "person" (as such term is used in Section
13(d) and 14(d) of the Exchange Act) other than Computer Concepts Corp., the Company or any "person" who on the date of this Agreement is a director or officer of the Company, becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) of the voting power of the Company's then outstanding securities; or

                           (ii) if during any period of two (2) consecutive
years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

                  16. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

                  17. Acknowledgment. Employee acknowledges that he has carefully read this Agreement and hereby represents and warrants to the Company that Employee's entering into this

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Agreement, and the obligations and duties undertaken by Employee hereunder, will not conflict with, constitute a breach of or otherwise violate the terms of any other agreement to which Employee is a party and that Employee is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into and perform his obligations under this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       SOFTWORKS, Inc.

                                       By: /s/ Judy G. Carter
                                          -------------------------------------
                                          Name:   Judy G. Carter
                                          Title:  President and
                                                  Chief Executive Officer

                                           /s/ Claude R. Kinsey, III
                                          -------------------------------------
                                          Name:   Claude R. Kinsey, III
                                          Title:  Vice President and
                                                  Chief Technology Officer